Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS SECOND QUARTER 2021 RESULTS FROM CONTINUING OPERATIONS:

•
REVENUE OF $118.7 MILLION; UP 10% SEQUENTIALLY; UP 3% YEAR-OVER-YEAR
•
GAAP EPS OF $0.17; $0.18, EX-ITEMS; UP 19% SEQUENTIALLY; UP 31% YEAR-OVER-YEAR
•
PRODUCTION ENHANCEMENT REVENUE UP 27% SEQUENTIALLY
•
REDUCED NET DEBT BY $5.8 MILLION
•
ANNOUNCING Q3 2021 QUARTERLY DIVIDEND

AMSTERDAM (28 July 2021) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported second quarter 2021 revenue of $118,700,000. Core’s operating income was $12,800,000, with earnings per diluted share (“EPS”) of $0.17, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $13,200,000, yielding operating margins of 11% and EPS, ex-items, of $0.18. Year-over-year and sequential financial improvements are attributed to a continuation of U.S. onshore activity growth and market penetration, along with an improving landscape for Core’s international operations. A full reconciliation of non-GAAP financial measures and year-over-year comparisons are included in the attached financial tables.

Core’s CEO, Larry Bruno stated, “During the second quarter of 2021, the Company saw increased revenue, increased EBITDA, increased free cash flow and increased EPS. At the same time, Core continued to execute on its strategic financial objectives by reducing net debt and improving its leverage ratio compared to the first quarter. Core's revenue growth improved sequentially, outpacing the rig count in both North America and internationally. Reservoir Description, having greater international exposure, did face some continuing pandemic-related headwinds during the quarter. Core’s Production Enhancement segment exceeded sequential top and bottom-line expectations, with U.S. energetic sales nicely outpacing the growth in completions. Core remains optimistic regarding the remainder of 2021, as activity in North America progresses and international activity builds momentum.”

Reservoir Description

Reservoir Description operations are heavily exposed to international and offshore activity levels, with approximately 80% of its revenue sourced from outside the U.S., where reservoir rock, reservoir fluid and derived product samples originate from international projects. Reservoir Description revenue in the second quarter of 2021 was $78,300,000, up 2.3% sequentially. Operating income for the second quarter of 2021 on a GAAP basis was $7,300,000, while operating income, ex-items, was $7,500,000, down 26.5% sequentially, yielding operating margins, ex-items, of 9.6%. While Reservoir Description revenue increased sequentially, the segment's performance fell below the Company's second quarter 2021 projections. Operating income and operating margins for the quarter were negatively impacted as the Company is in the process of restoring temporary cost reduction measures previously put in place. The segment continued to face project delays related to the pandemic; client activity and project advancement in many international markets, including parts of Europe, South America, the Middle East and Asia-Pacific regions were impacted by government-enacted policies to mitigate COVID-19 transmission.

During the second quarter of 2021, Core Lab, under the direction of Reconnaissance Energy Africa Ltd (“ReconAfrica”), was engaged to provide laboratory analyses on conventional cores from exploratory wells in the Kavango Basin, Northeastern Namibia. The laboratory program for this project is leveraging a number of proprietary and patented technologies, such as Core Lab's Reservoir Applied Petrophysical Integrated Data Zoom (RAPIDZoom™) services to assess rock properties and identify prospective reservoir targets over a thick interval of predominantly marine strata. RAPIDZoom™ allows the scientists involved in the project to collaboratively examine the core samples at high resolution, revealing details on lithology, texture and stratigraphic relationships, all while working from remote locations. The analytical program on these Kavango Basin cores also includes Core’s proprietary, native-state electrical properties laboratory testing, which allows for both improved calibration of downhole electric logs and expedited oil-in-place assessments. Core Lab is very pleased to be assisting the technical experts at ReconAfrica in their evaluation of potential reservoirs in this expansive, onshore sedimentary basin.

Client adoption of Core's proprietary digital innovations that leverage the Company's unparalleled database of global reservoirs also expanded during the second quarter of 2021. Under the direction of Carnarvon Petroleum Limited in Australia, Core Lab employed its Advanced Rock Typing (ART™) technology, one of Core’s latest and most advanced digital and artificial intelligence (“AI”) offerings. The robust AI-based model provided Carnarvon with analog petrophysical and engineering parameters on drill cuttings samples from the WA-521-P exploration well on the Northwest Shelf of Australia. Drill cuttings are millimeter-scale, irregularly-shaped fragments of rock produced by the cutting action of the drill bit. Drill cuttings are not suitable for many of the traditional laboratory measurements that require larger, more uniformly-shaped samples. In the absence of conventional core samples, Core Lab used AI technologies to predict important reservoir properties from the drill cuttings, until such time that conventional core can be obtained for traditional laboratory testing protocols. The advanced insights into reservoir quality provided by ART™ were utilized by Carnarvon Petroleum Limited to de-risk geological uncertainties in their offshore Labyrinth project. At the forefront of digitization innovations for more than two decades, Core continues to develop and introduce transformative digital technologies, such as ART™, which leverage Core’s proprietary databases. Core is pleased to be assisting Carnarvon in their reservoir evaluation program.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional, tight-oil reservoirs in the U.S., as well as conventional offshore projects across the globe, posted second quarter 2021 revenue of $40,500,000, up 27% sequentially, exceeding the Company's second quarter 2021 projections. Core's proprietary energetic product sales and diagnostic services, in both U.S. and international markets, experienced growth and market penetration. Operating income on a GAAP basis was $3,800,000, while operating income, ex-items, was $3,900,000, up 114.3% sequentially. Operating margins were 9.5% for the second quarter of 2021, expanding 380 bps sequentially.

During the second quarter of 2021, Core Lab saw growing market acceptance of its innovative, proprietary Pulse Wave™ Tubular Conveyed System. Pulse Wave™ uses a unique energy transfer technology to trigger multiple, unevenly-spaced perforating guns in a single downhole trip. Traditionally, operators place a series of inert guns between live guns to create a continuous communicating string. This is a time-intensive process, requiring multiple down hole trips. These types of configurations can lead to extended rig times and may have low reliability. In the second quarter of 2021, a client expressed a need to complete a horizonal well, with predetermined, unevenly-spaced stages, with an aim to optimize injection efficiencies. Utilizing the Pulse Wave™ system, perforating guns were loaded with up to 20 perforating charges per gun, with intervals varying from 125 to 284 feet between each live gun. By using Pulse Wave™ to sequentially trigger the live guns, the system eliminated the need for hard-wired, gun-to-gun connections, and thus multiple potential failure points. The perforation operation was performed as planned and resulted in the client saving over 30% on the cost of consumables, in addition to reduced rig time. The client was very satisfied with the high reliability and effectiveness of the Pulse Wave™ System; they are making plans to expand the use of Pulse Wave™ for future injection wells, and potentially for re-perforating existing producing wells. Pulse Wave™ is just one of many Core Lab technologies that were developed by its internal team of energetic product experts. Core’s internal pipeline of new technology offerings is a cornerstone of the Company’s success and a credit to Core’s dedicated, innovative staff.

Also, during the second quarter of 2021, Core’s completion diagnostic services were on display. Core's PackScan® technology was used in an offshore South Atlantic margin development project to assess the effectiveness of an open-hole, horizontal gravel pack. In offshore environments, operators often complete wells using a gravel pack. The goal is to gravel pack the screen annular space in order to stabilize the formation and control the entry of formation fines during production. The traditional method for assessing the competence of gravel packs is a standard density log to identify annular voids or formation intrusion. To better assess the quality of the gravel pack, Core deployed its proprietary, high-resolution PackScan® tool to identify even minor gravel pack anomalies. The interpreted PackScan® log enabled the operator to make critical decisions as to whether to bring the well on aggressively, so as to accelerate production, or slowly, so as to prevent a screen failure. Core's PackScan® log identified a void in the annular pack that would have led to screen erosion and ultimately a failure of the completion. After reviewing the PackScan® log, Core’s diagnostic engineers recommended the operator bring the well onto production at a lower rate, to enable the annular void to be filled in from the ample reserve gravel that was emplaced above the producing interval. Based on Core’s recommendation, by using this data-driven approach, the client decided to bring the well’s production at a reduced rate, minimizing the risk of a very expensive completion failure.

Free Cash Flow and Dividend

Core continues to focus on generating free cash flow (“FCF”), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the second quarter of 2021, cash from operations was $9,500,000 and capital expenditures were $2,900,000, yielding FCF of $6,600,000, marking another quarter in the Company’s long history of generating positive FCF.

For the second quarter of 2021, after funding the quarterly dividend, free cash was accumulated on the balance sheet, reducing net debt by $5,800,000 or 3.2%, and bringing Core's leverage ratio down to 2.18 as of 30 June 2021. Core will use excess free cash towards retiring some of its long-term debt which is maturing 30 September 2021 and continue its strategy of reducing the Company's leverage ratio.

On 21 April 2021, Core’s Board of Supervisory Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on 18 May 2021 to shareholders of record on 3 May 2021. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 28 July 2021, the Board approved a cash dividend of $0.01 per share of common stock payable in the third quarter of 2021. The third quarter dividend will be payable on 24 August 2021, to shareholders of record on 9 August 2021. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promote capital efficiency and are designed to produce more predictable and superior long-term ROIC.

Global events in 2020 created adverse effects which triggered significant asset impairments for goodwill, intangible assets, inventory and other fixed assets, which further distort underlying financial performance and performance metrics, such as ROIC. The Board has established an internal performance metric of demonstrating superior ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total return to shareholders. As of 30 June 2021, Core Lab's ROIC was 9.9% as calculated using the Bloomberg formula and is expected to continue to improve in future periods.

Industry and Core Lab Outlook and Guidance

For the remainder of 2021, Core will continue to execute its strategic plan with a focus on generating FCF and reducing net debt, while maximizing ROIC. Additionally, as part of Core’s 2021 strategic focus, the Company will continue to invest in targeted, client-driven technologies that aim to both solve problems and capitalize on Core’s growth opportunities. The Company remains well-positioned to meet the needs of its clients, with ample liquidity to invest in its global capabilities. These capabilities include Core’s expanding proprietary databases, along with innovations in AI and machine learning, which are the foundation of Core’s transformative digital technologies.

With the rapid onset of COVID-19 variants and continued market disruptions, the pace of economic reopening has slowed; however, Core remains optimistic about its growth opportunities throughout the remainder of 2021, as the momentum for international crude-oil markets continues to build and U.S. activity continues to moderately progress.  Strong crude-oil commodity prices, the lack of investment in international and offshore crude-oil developments, and increasing crude-oil demand continue to support a recovery of the energy industry over the mid to long term. These crude-oil market circumstances are resulting in an increase in the international rig count and heavy oilfield equipment coming under contract, which are leading indicators of a growing international cycle. With Core Lab having more than 70% of its revenue exposed to international activity, the Company remains active on international projects. As additional field development projects emerge, wells need to be drilled and reservoir rock and fluid sampled before Reservoir Description realizes a revenue opportunity.  Expansion of the international market provides growth opportunities for the Company into the second half of 2021 and beyond, with a particular focus on the South Atlantic Margin, Mexico, and the Middle East.

Considering the improvement in international activity and with U.S. land activity projected to grow modestly from second quarter 2021 levels, Core projects third quarter revenue to range from $122,000,000 to $126,000,000 and operating income of $14,000,000 to $15,000,000, yielding operating margins of approximately 12% with incremental margins, ex-items, of 20% to 25%. As stated during the second quarter outlook in April 2021, as employee costs are reinstated into the Company’s cost structure, incremental margins will be temporarily impacted. Once these costs are fully restored, Core expects its historical incremental margin performance or better. EPS for the third quarter of 2021 is expected to modestly improve to approximately $0.19 to $0.21.

In summary, Core Lab sees activity levels and financial performance improving throughout the remainder of 2021. Core’s growth opportunities are directly related to existing long-term projects returning to normal workflows, as well as expanding client activity and new market penetration, particularly internationally.

The Company’s third quarter 2021 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. Third quarter 2021 guidance also assumes an effective tax rate of 20%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's second quarter 2021 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 29 July 2021. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates, public health crises, such as the COVID-19 pandemic, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	June 30, 2021	March 31, 2021	June 30, 2020	vs. Q1-21	vs. Q2-20
REVENUE	$118,745	$108,383	$115,736	9.6%	2.6%

OPERATING EXPENSES:
Costs of services and sales	93,841	84,150	90,680	11.5%	3.5%
General and administrative expense	9,670	8,461	9,221	14.3%	4.9%
Depreciation and amortization	4,751	4,871	5,425	(2.5)%	(12.4)%
Inventory write-down	—	—	9,932	NM	NM
Other (income) expense, net	(2,317)	(721)	3,045	NM	NM
Total operating expenses	105,945	96,761	118,303	9.5%	(10.4)%

OPERATING INCOME (LOSS)	12,800	11,622	(2,567)	10.1%	NM
Interest expense	2,530	1,363	3,369	85.6%	(24.9)%
Income (loss) from continuing operations before income tax expense	10,270	10,259	(5,936)	0.1%	NM
Income tax expense (benefit)	2,053	2,052	(261)	—%	NM
Income (loss) from continuing operations	8,217	8,207	(5,675)	0.1%	NM
Income (loss) from discontinued operations, net of income taxes	—	—	—	NM	NM
Net income (loss)	8,217	8,207	(5,675)	0.1%	NM
Net income (loss) attributable to non-controlling interest	157	102	41	53.9%	282.9%
Net income (loss) attributable to Core Laboratories N.V.	$8,060	$8,105	$(5,716)	(0.6)%	NM

Diluted earnings (loss) per share from continuing operations	$0.17	$0.18	$(0.13)	(5.6)%	NM

Diluted earnings (loss) per share attributable to Core Laboratories N.V.	$0.17	$0.18	$(0.13)	(5.6)%	NM

Weighted average common shares outstanding - assuming dilution	47,103	45,964	44,470	2.5%	5.9%

Effective tax rate	20%	20%	(4)%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$78,252	$76,486	$88,442	2.3%	(11.5)%
Production Enhancement	40,493	31,897	27,294	26.9%	48.4%
Total	$118,745	$108,383	$115,736	9.6%	2.6%

Operating income (loss):
Reservoir Description	$7,265	$10,051	$13,534	(27.7)%	(46.3)%
Production Enhancement	3,831	1,560	(16,324)	145.6%	NM
Corporate and Other	1,704	11	223	NM	NM
Total	$12,800	$11,622	$(2,567)	10.1%	NM

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,		% Variance
	2021	2020
REVENUE	$227,128	$268,136	(15.3)%

OPERATING EXPENSES:
Costs of services and sales	177,991	205,811	(13.5)%
General and administrative expense	18,131	28,788	(37.0)%
Depreciation and amortization	9,622	10,866	(11.4)%
Impairments, inventory write-down and other charges	—	132,136	NM
Other (income) expense, net	(3,038)	2,075	NM
Total operating expenses	202,706	379,676	(46.6)%

OPERATING INCOME (LOSS)	24,422	(111,540)	NM
Interest expense	3,893	6,780	(42.6)%
Income (loss) from continuing operations before income tax expense	20,529	(118,320)	NM
Income tax expense (benefit)	4,105	(4,307)	NM
Income (loss) from continuing operations	16,424	(114,013)	NM
Income (loss) from discontinued operations, net of income taxes	—	—	NM
Net income (loss)	16,424	(114,013)	NM
Net income (loss) attributable to non-controlling interest	259	124	108.9%
Net income (loss) attributable to Core Laboratories N.V.	$16,165	$(114,137)	NM

Diluted earnings (loss) per share from continuing operations	$0.35	$(2.57)	NM

Diluted earnings (loss) per share attributable to Core Laboratories N.V.	$0.35	$(2.57)	NM

Weighted average common shares outstanding - assuming dilution	46,514	44,459	4.6%

Effective tax rate	20%	(4)%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$154,738	$191,144	(19.0)%
Production Enhancement	72,390	76,992	(6.0)%
Total	$227,128	$268,136	(15.3)%

Operating income (loss):
Reservoir Description	$17,317	$24,596	(29.6)%
Production Enhancement	5,391	(137,623)	NM
Corporate and Other	1,714	1,487	NM
Total	$24,422	$(111,540)	NM

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(amounts in thousands)

(Unaudited)

				% Variance
ASSETS:	June 30, 2021	March 31, 2021	December 31, 2020	vs. Q1-21	vs. Q4-20

Cash and cash equivalents	$33,617	$27,806	$13,806	20.9%	143.5%
Accounts receivable, net	93,217	86,567	83,192	7.7%	12.1%
Inventories	38,946	39,117	38,151	(0.4)%	2.1%
Other current assets	35,369	32,327	30,699	9.4%	15.2%
Total current assets	201,149	185,817	165,848	8.3%	21.3%

Property, plant and equipment, net	112,398	113,491	115,293	(1.0)%	(2.5)%
Right of use assets	66,482	70,295	66,385	(5.4)%	0.1%
Intangibles, goodwill and other long-term assets, net	218,396	214,843	221,053	1.7%	(1.2)%
Total assets	$598,425	$584,446	$568,579	2.4%	5.2%

LIABILITIES AND EQUITY:

Accounts payable	$30,383	$25,500	$23,028	19.1%	31.9%
Short-term operating lease liabilities	12,150	12,357	11,437	(1.7)%	6.2%
Other current liabilities	48,321	47,676	55,285	1.4%	(12.6)%
Total current liabilities	90,854	85,533	89,750	6.2%	1.2%

Long-term debt, net	208,305	208,166	259,433	0.1%	(19.7)%
Long-term operating lease liabilities	55,121	58,635	56,108	(6.0)%	(1.8)%
Other long-term liabilities	89,801	86,066	87,715	4.3%	2.4%

Total equity	154,344	146,046	75,573	5.7%	104.2%
Total liabilities and equity	$598,425	$584,446	$568,579	2.4%	5.2%

“NM” means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$16,424	$(114,013)
Income (loss) from discontinued operations	—	—
Net Income (loss)	$16,424	$(114,013)
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	8,086	13,395
Depreciation and amortization	9,622	10,866
Deferred income taxes	2,732	(7,554)
Impairments, inventory write-down and other charges	—	132,136
Gain on sale of business	(1,012)	—
Accounts receivable	(10,013)	29,072
Inventories	480	(1,298)
Accounts payable	6,536	(12,211)
Other adjustments to net income (loss)	(15,382)	(1,372)
Net cash provided by operating activities	$17,473	$49,021

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	$(5,657)	$(6,406)
Proceeds from sale of business, net of cash sold	513	—
Other investing activities	1,766	(750)
Net cash used in investing activities	$(3,378)	$(7,156)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt borrowings	$(119,000)	$(46,000)
Proceeds from debt borrowings	68,000	27,000
Proceeds from issuance of common stock	59,139	—
Dividends paid	(909)	(11,556)
Repurchase of common shares	(1,031)	(1,436)
Other financing activities	(483)	(7)
Net cash provided by (used in) financing activities	$5,716	$(31,999)

NET CHANGE IN CASH AND CASH EQUIVALENTS	19,811	9,866
CASH AND CASH EQUIVALENTS, beginning of period	13,806	11,092
CASH AND CASH EQUIVALENTS, end of period	$33,617	$20,958

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we use certain non-GAAP measures that exclude these Items; and we feel that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statement and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income (Loss), Income (Loss) from Continuing Operations and Diluted Earnings (Loss) Per Share from Continuing Operations

(amounts in thousands, except per share data)

(Unaudited)

	Operating Income (loss) from Continuing Operations
	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
GAAP reported	$12,800	$11,622	$(2,567)
Stock compensation [1]	—	752	—
Inventory write-down [3]	—	—	9,932
Cost reduction and other charges	—	—	3,415
Foreign exchange losses (gains)	352	(408)	(98)
Excluding specific items	$13,152	$11,966	$10,682

	Income (loss) from Continuing Operations
	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
GAAP reported	$8,217	$8,207	$(5,675)
Stock compensation [1]	—	602	—
Inventory write-down [3]	—	—	9,495
Cost reduction and other charges	—	—	3,265
Interest rate hedge settlement and restructuring [2]	—	(1,506)	—
Debt issuance cost write-off	—	—	328
Impact of higher (lower) tax rate [4]	—	—	(1,208)
Foreign exchange losses (gains)	281	(326)	(79)
Excluding specific items	$8,498	$6,977	$6,126

	Diluted Earnings (Loss) Per Share from Continuing Operations
	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
GAAP reported	$0.17	$0.18	$(0.13)
Stock compensation [1]	—	0.01	—
Inventory write-down [3]	—	—	0.21
Cost reduction and other charges	—	—	0.07
Interest rate hedge settlement and restructuring [2]	—	(0.03)	—
Debt issuance cost write-off	—	—	0.01
Impact of higher (lower) tax rate [4]	—	—	(0.02)
Foreign exchange losses (gains)	0.01	(0.01)	—
Excluding specific items	$0.18	$0.15	$0.14

(1) Three months ended March 31, 2021 includes stock compensation expense recognized pursuant to FASB ASC 718 "Stock
       Compensation" associated with employees reaching eligible retirement age.
(2) Three months ended March 31, 2021 includes a credit to interest expense associated with the settlement and restructuring of interest rate hedges.
(3) Three months ended June 30, 2020 includes inventory write-down charge of $9.9 million.
(4) Three months ended June 30, 2020 includes adjustments to reflect tax expense at a normalized rate of 20%.

Segment Information

(amounts in thousands)

(Unaudited)

	Operating Income (Loss) from Continuing Operations
	Three Months Ended June 30, 2021
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$7,265	$3,831	$1,704
Foreign exchange losses	248	20	84
Excluding specific items	$7,513	$3,851	$1,788

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on our belief that this non-GAAP measure is useful information to investors and management when comparing our profitability and the efficiency with which we have employed capital over time relative to other companies. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC is defined by Bloomberg as Net Operating Profit (Loss) ("NOP") less Cash Operating Tax ("COT") divided by Total Invested Capital ("TIC"), where NOP is defined as GAAP net income before minority interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and COT is defined as income tax expense plus the sum of the change in net deferred taxes, and the tax effect on interest expense and TIC is defined as GAAP stockholder's equity plus the sum of net long-term debt, lease liabilities, allowance for doubtful accounts, net balance of deferred taxes, and income tax payable.

The Board has established an internal performance metric of demonstrating superior ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. As of 30 June 2021, Core's calculation of ROIC using Bloomberg's formula, as described above, was 9.9%.

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(amounts in thousands)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2021	June 30, 2021
Net cash provided by operating activities	$9,486	$17,473
Capital expenditures	(2,885)	(5,657)
Free cash flow	$6,601	$11,816

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